Exhibit 99

NEWS RELEASE

CONTACT:
Bob Aronson
Vice President, Investor Relations
800-579-2302
(baronson@stagestores.com)

FOR IMMEDIATE RELEASE

STAGE STORES NAMES CHRISTINE JOHNSTON SENIOR VICE PRESIDENT, COSMETICS

HOUSTON, TX, August 18, 2009 - Stage Stores, Inc. (NYSE: SSI) today announced that Christine Johnston has joined the Company as Senior Vice President, Cosmetics.  In this newly created position, Johnston will report to Andy Hall, President and Chief Executive Officer, and will be responsible for all aspects of the Company’s Cosmetics business, including buying, planning, allocation and replenishment for both the Houston and South Hill Divisions.

Johnston has 20 years of cosmetics retail experience and joins the Company from Macy’s New York, where she was Senior Vice President, GMM for the Cosmetics and Fragrance business.

Commenting on the appointment of Johnston, Andy Hall stated, “I believe this strategic move gives our Company a tremendous opportunity to aggressively grow our Cosmetics business by taking advantage of the combined leverage of both the Houston and South Hill Divisions.  Christine’s stellar reputation in the Cosmetics market, combined with her strong leadership skills, is a great fit for our Company and this opportunity.”

Stage Stores, Inc. brings nationally recognized brand name apparel, accessories, cosmetics and footwear for the entire family to small and mid-size towns and communities through 746 stores located in 39 states.  The Company operates its stores under the five names of Bealls, Goody’s, Palais Royal, Peebles and Stage.  For more information about Stage Stores, visit the Company’s web site at www.stagestores.com.

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